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                                   EXHIBIT 11

                      CYBEX COMPUTER PRODUCTS CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                                      THREE MONTHS ENDED
                                                                                            JUNE 30,
                                                                                    1995              1996
                                                                                    ----              ----
Weighted average common shares outstanding ...................................   3,161,802         5,504,383

Net weighted average common stock options
  outstanding under the treasury stock method ................................     537,965           116,579
                                                                                ----------        ----------

Weighted average common and common
  equivalent shares outstanding  .............................................   3,699,767         5,620,962
                                                                                ==========        ==========

Net income ...................................................................  $  871,567        $1,230,357
                                                                                ==========        ==========

Net income per common and common
  equivalent share  ..........................................................  $      .24        $      .22
                                                                                ==========        ==========


Note: All share and per share amounts give retroactive effect to the 2.25 to 1 stock split as described in Note 4 of the Consolidated Financial Statements included in the Company's form 10-K dated June 27, 1996.